Exhibit 99.2

Fourth Quarter Conference Call

Kenneth U. Kuk Comments:

Thank you and welcome to KMG America’s fourth quarter conference call.  With me this morning are Scott Delong, our CFO, Tom Sass, Sr. VP of operations, Jim Nelson who is our recently hired General Counsel and Bob Matthews who is CFO of our subsidiary, Kanawha Insurance Company.

Before we begin, I want to remind you that certain comments made during this call relating to KMG America’s future operations, performance, growth plans and expectations of future developments are forward looking statements under the federal securities laws.  These statements are based on various assumptions and estimates that are subject to a number of risks and uncertainties.  These risks are discussed in our fourth quarter earnings release, which was issued today, and our Form 10-K, which will be filed today.  In light of these risks, our actual results may differ materially from those expressed in any forward looking statements made during this call and should be considered carefully.

During this call, we also will be discussing certain non-GAAP financial measures, such as “operating income” and “pro forma” financial information that we believe is useful for evaluating the performance of the business.  This information should not be viewed in isolation or considered as a substitute for the financial information prepared in accordance with GAAP.  A reconciliation of the non-GAAP measures to the most comparable GAAP measures is contained in the earnings release.

It has been slightly over 90 days since KMG America’s IPO.  Scott Delong will speak to the fourth quarter results in a few minutes.  Because our near term objective is to lay the ground work for a successful national group and voluntary worksite operation, I will not focus this morning on the traditional measurements of success such as earnings per share, ROE and so forth.  Instead I want to report on what I think is truly impressive progress in terms of building the sales organization, developing and filing applications to offer new insurance products, implementing a budgeting, reforecasting, and planning process, initiating control procedures for compliance with Sarbanes-Oxley, launching an internal as well as external branding effort, and integrating the two organizations’ cultures.  We are making organizational changes that should lead to more clearly defined objectives and individual responsibility.  Additionally we’re studying the efficiency of our administrative platform, but I can say that all early signs are that it is a very well run operation.  And we are very happy with the interaction between our new sales organization and the administrative staff.  Finally, I’ll talk about our sales efforts which are already producing results.  I can say without question, KMG America has been very well received in the market place by prospective employees, brokers and customers.  I have personally interacted with many consultants, brokers and enrollment firms.  Everyone seems to know about us.  And I think the brokerage community is excited to have a new high quality participant.

So let me expand a bit on each of these areas.  We were successful in concluding the recruiting and signing of Paul Moore and Paul Kraemer as our national sales managers.  This occurred on the first day after listing on the NYSE.  They immediately went on a whirlwind recruiting effort during the last two weeks of December.  This effort led to the hiring of 7 highly skilled sales reps during the first week of January.  It is very satisfying to me that we were able to recruit such a high quality group so quickly and at compensation arrangements consistent with our plan.  Our objective for 2005 is to recruit 25 reps and we expected to have 8 on average for the year.  By hiring 7 reps the first week of the year and adding others, we clearly have accomplished that objective.  We now have 10 reps hired.  To a certain extent we’re suffering from our own success because we now face some cost overruns when measured against our initial plan.  We’re modeling various scenarios now regarding timing of hiring more reps to determine the best balance between costs, sales, 2005 objectives and 2006 expectations.  Because of the quality of the reps we’ve hired and that we are currently recruiting, we believe we could hire fewer than 25 reps this year and still achieve 2006 sales objectives.  We’re not certain yet that this is the strategy we’ll employ.  My bias is to worry less about the bottom line in 2005 and position ourselves better for 2006.  I’m quite confident we could have 25 high quality reps on board by mid summer, but this is a question we’re still trying to answer.  Partially offsetting these costs will be incremental sales in 2005 as a result of accelerated rep hiring.

Product development began immediately after closing the transaction.  Our initial focus has been on a stop loss product as well as a group life product.  While product filings always seem to take longer than expected, we will have the stop loss product available in many states in the second quarter and the group life product by the end of the second quarter.  We then will round out our offering in the last half of 2005 so we have a reasonably robust set of products for January 2006 renewals.  Nothing too exciting here other than we’re making good progress.  And we do have existing Kanawha voluntary products that we’re currently selling.

I think a key to any successful business is a rigid, disciplined budget and reforecasting process.  Well run companies know what to expect before a quarter begins rather than after it ends, and that’s what this process will do for KMG America.  We’re a little behind where I’d like to be with this effort because so much of our financial focus has been on fourth quarter results and producing our first 10K.  But we’re moving quickly in this area and expect to have this project complete and functioning by the middle of the second quarter.

KMG America will be our brand although we have no immediate plans to change the name of the life company.  The external branding effort is underway although this will not be an extensive costly effort.  We will rely heavily on our distribution to lead this charge.  Internally our marketing and HR departments have done an excellent job of spreading the word about KMG America’s goals and the expectations of our associates.  The level of cooperation and support from Stan Johnson, Dale Vaughan and the management team at Kanawha has been exceptional.  I have personally met with over

200 employees in small groups in Lancaster and it’s obvious to me the enthusiasm and support for KMG America is sincere.

We are taking a close look at the organizational structure at Kanawha.  We’re trying to determine which existing businesses can be material contributors over time, who is responsible for what and so forth.  We have reassigned responsibilities for some activities and will continue this process.  It’s my observation that much of Kanawha…probably because of its size…tended not to have as much individual responsibility for bottom line performance as I’d find desirable.  These initiatives are meant to deal with that issue.

While we have not had any large sales successes with the new distribution organization, we’ve had enough success to know that KMG America is a name that we can sell.  Sales have been restricted to existing Kanawha voluntary products.  During the first 60 days of 2005, we have sold six cases with a total annualized new premium of over $1million.  Not big, but a good early indicator.  This is all incremental to our plan given that we did not expect any new sales in the first half of 2005.  Sales from existing Kanawha distribution appear to be on plan as well.

On the challenges side, we have had over 20% of invested assets in very short duration investments…virtually cash.  We didn’t think it was wise to fully invest with rates where they were during most of the first quarter.  And indeed we have been rewarded somewhat with the 10 year bond up about 65 basis points of yield from the low point in the quarter.  We have recently moved about 20% of our cash into more permanent investments, but we continue to believe that there is more likelihood of rates rising than falling.  With the yield curve reasonably flat, the give up in yield isn’t excessive and I just don’t think it’s prudent to damage long term ROE’s to get a couple hundred basis points of yield immediately.  Our most recent investments have been at a yield approaching 6% which is consistent with expectations in our plan, so we will continue to selectively invest throughout the second quarter barring a change in interest rate levels.  Also, while the duration of our assets is still shorter than liabilities, we would expect to be looking for even shorter duration assets if rates remain where they are or increase.

Finally, ING/ReliaStar did file suit against KMG America and several individuals in February.  The complaint relates to our hiring of several former ING employees.  We expected that the hiring of several individuals would produce a strong response by ReliaStar and it did.  The complaint alleges misappropriation of trade secrets, interference with business and employment relationships, and breach of contract.  We believe the allegations are totally without merit and of course will defend the action vigorously.  We have determined that this matter will not have a material adverse effect on our financial position or results of operations.  A copy of the complaint and our response is publicly available.  This suit will neither distract us nor deter us from achieving our objectives.  Except for the costs of defending it, I view this suit almost as a non-event.  That’s all I’ll say on this matter right now, but will be happy to answer any questions you may have during the Q&A following Scott’s review of the fourth quarter results.

In summary, we’ve done what we said we would do and we’ve done it sooner than expected.  The enthusiasm I’ve had for this concept and this company is greater today than ever.  I think we’re building something special that should produce positive results for years to come.

Scott…

Scott H. DeLong III Comments:

By now many of you have read through our earnings press release issued earlier this morning.  That document, along with our prepared remarks on this conference call, will be filed in a Form 8-K at the conclusion of the call.  I expect that by the end of today a complete transcript of this call — including Q&A — will be available on the Thomson “Street Events” website.  Because this is our first earnings report following the IPO last December, I will take a little extra time up front to comment on our reporting format.

The IPO closed on December 21, 2004, just 10 days before the end of the fourth quarter and year.  Normally, to account for a mid-period acquisition, we would decompose the fourth quarter into the predecessor and successor periods and report separately on each, with purchase accounting – or PGAAP – adjustments reflecting the restatement on the purchase date of assets and liabilities to fair value incorporated into the successor stub period.  However, because of the very short 10 day time period remaining before the end of the reporting period in our situation, we concluded that the effect of purchase accounting and a few days of holding company operations would be immaterial to fourth quarter financial results.  Accordingly, we accounted for the acquisition of Kanawha Insurance Company (our predecessor) as if it occurred on December 31, 2004. This provided a more meaningful presentation to investors, and simplified the preparation of our financial statements and related audit.  But as a result, we include two non-consolidated income statements for the fourth quarter rather than a single consolidated statement of operations:  first, a full quarter for our predecessor under historical GAAP accounting; and second, a short stub period to include KMG America holding company operations at the end of December. This stub period includes just under $300,000 of incentive comp expense accruals and base pay for Ken and me, offset by an immaterial amount of investment income earned on the approximately $58 million of excess IPO capital remaining after paying out financing costs and the cash portion of the Kanawha purchase price.  Balance sheet preparation was also simplified by assuming the acquisition of Kanawha occurred on December 31, 2004: we did not prepare both an opening balance sheet as of December 21, 2004, and a closing balance sheet as of December 31, 2004.  Instead, we prepared just the one balance sheet as of December 31, 2004, adjusted for the effects of purchase accounting.

We will be filing our 2004 Form 10-K shortly following the conclusion of this conference call, and you will find a complete discussion of our predecessor’s 2002 through 2004 financial results in that document.  However, the focus of that document is the full year, and there is very little discussion of the fourth quarter.  As is customary, we focus on the fourth quarter in the press release, so you will want to carefully review both documents to get the complete picture of 2004 and the comparison to 2003.

Next, I want to talk briefly about our use of pro forma earnings on this call and in the fourth quarter earnings release.  We are well aware of SEC and investor attitudes toward pro forma earnings that are designed to direct attention away from GAAP-defined earnings.  Our use in this case is primarily to incorporate pro forma PGAAP adjustments to Kanawha’s 2003 and 2004 historical GAAP earnings, just as we did in the IPO prospectus last year.  The logic of this treatment is that Kanawha’s earnings will be adjusted to PGAAP starting in 2005, and you will have year-over-year earnings comparisons on a consistent accounting basis.  Kanawha’s HGAAP net income for 2003 and 2004 is also available, of course, if you prefer that earnings measurement basis.  Our use of pro forma here also excludes the KMG America holding company operations during the last few days of the 2004 fourth quarter and year on the grounds that net income during that period is not indicative of anything going forward, as it includes primarily some miscellaneous non-recurring expense accruals. We present pro forma earnings on both a net and operating income basis; the latter excluding after-tax net realized capital gains on investments in both the 2003 and 2004 fourth quarters.  The press release contains a reconciliation of 2003 and 2004 pro forma earnings back to GAAP.

With all this said, I am not suggesting that Kanawha’s pro forma income for 2004 is indicative of 2005 expected income for KMG America; as you would expect, we do believe that our early activities related to recruiting sales reps for the new large employer distribution channel, and developing and filing new insurance products to enable us to market a broader suite of group and voluntary benefit products nationally, will result in expenses outpacing the new revenues produced by these efforts during 2005.  Therefore, please keep in mind that Kanawha’s pro forma earnings in 2004 are not burdened by these expected startup costs during 2005.

With this preparation, I am now ready to discuss our financial results.

My earnings commentary will be directed to the 2004 financial performance of Kanawha Insurance Company, our predecessor.  I don’t plan to say anything further about the short stub period for KMG America – please refer to the narrative and tables in the 10-K and press release.

For the full year, GAAP net income for Kanawha in 2004 was $6.2 million compared to $7.8 million in 2003.  Most of the earnings in both years were made up of realized investment gains.  After-tax operating income in 2004 was $1.1 million compared to $2.8 million in 2003.  2004 operating income excludes realized investment gains and, in March, a non-recurring expense relating to an incentive payment to one of Kanawha’s outside investment managers.  The decline in operating income in 2004 is due to two primary factors: (1) adverse claims development which contributed to the benefits ratio increase from 83.9% in 2003 to 87.7% in 2004; and, (2) a decline in investment income due in large part to the downward trend in market interest rates and the related portfolio yield, which fell about 20 basis points from 5.73% in 2003 to 5.55% in 2004.  This decline in portfolio yield, which was also affected by the increase in cash during the last part of the year, reduced after-tax operating income in 2004 by about $500,000 after taking into account the increase in invested assets during the year.  Looking back at the year-over-year increase in the benefits ratio I mentioned a moment ago, approximately half of that was expected due to normal aging in Kanawha’s book of business, most of which is long term level premium policy forms.  Adjusting for that, I estimate that adverse claims development during 2004 reduced after-tax operating income by about $1.6 million.  Lower expenses during 2004 offset about $500,000, after-tax, of this adverse claims development.

Pro forma net income for 2004 was $16.3 million, or $0.73 per diluted share, compared to $14.4 million, or $0.65 per diluted share in 2003.  Full year pro forma operating income was $11.2 million, or $0.50 per diluted share, in 2004, compared to $9.5 million, or $0.43 per diluted share, in 2003.  As I mentioned earlier, you will find a complete reconciliation of pro forma earnings back to GAAP net income in the table attached to the press release.  There are two primary contributors to the significant accretion in earnings resulting from the purchase accounting adjustments.  First the benefit expense is reduced as a result of the $44 million, or 9% overall reserve strengthening.  This results from revaluing the reserves using a lower discount rate and selectively increasing expected claims cost.  Second, amortization of the newly established VOBA, or value of the business acquired, is lower than the comparable amortization of Kanawha’s historical VOBA plus DAC which was eliminated on the purchase date.  Amortization is lower for two reasons: first, the asset being amortized has been reduced by 35% from $113 million to $74 million at the end of 2004, which is a direct result of the 30% discount to book value we paid for Kanawha; and second, the new VOBA has been allocated to the blocks of business in proportion to the expected profitability of those blocks, which contrasts with the prior allocation of DAC, which was allocated in proportion to actual commissions paid and other acquisition costs incurred when the business was originally put on Kanawha’s books.  The reallocation of this asset based on expected profitability slows down the amortization in the early years.  There are three small items that partially offset this earnings accretion, with details provided in the press release.

I would like to speak to the share counts used in the diluted earnings per share calculations because we are asked regularly about our plans for adopting the new option expensing rules.  The diluted shares outstanding on our financial statements are determined using the treasury stock method.  In other words, diluted EPS is calculated using the existing rules and we have not expensed the 1.2 million options that have already been granted.  There is a small difference between basic and diluted shares outstanding at 2004 year-end because our stock was trading above the $9.50 IPO and option exercise price per share.  The intrinsic value of the unexercised options is taken into account under the current rules, but only to the extent that share counts are adjusted.  Under the new rules, we will have to expense the economic value of these options over the vesting period, which is four years for most of the options.  We plan to adopt the new option expensing rules in the third quarter of 2005 along with most of corporate America.  We do have a footnote in the Form 10-K illustrating the effect on a pro forma basis.  We did a valuation of the options as of December 31, 2004 based on the $11.00 per share closing price of our stock.  The value at that time was $3.44 per diluted option share using the Black-Scholes model, or about $4.3 million for all outstanding options.  This implies we will have to reduce pre-tax earnings by about $1.1 million per year over the four year vesting period, or just under $0.05 per diluted share per year.  Based on this analysis, this would not be material to our future earnings.

Returning now to the earnings discussion, and looking at just the fourth quarter alone, Kanawha’s net income was $0.9 million, compared to $1.5 million in the fourth quarter of 2003.  Kanawha had significant realized investment gains in both years.  Therefore, on an operating income basis, Kanawha had a loss of $1.2 million in 2004, compared to operating income of $0.8 million in the fourth quarter of 2003.  The fourth quarter operating loss was caused by three factors: first — one-time expenses relating primarily to new hires reduced after-tax earnings by over $700,000; second — investment income declined year-over-year as the average portfolio yield on investments declined from 6.0% in the fourth quarter of 2003 to 4.9% in the fourth quarter of 2004.  This yield decline reduced after-tax earnings by about $800,000, and was due to the effect of the low interest rate environment generally, as well as our decision to reconfigure our investment portfolio starting at the end of the third quarter; and third — claims experience was unfavorable as the benefit ratio increased from 84% in 2003 to 86% in 2004, and reduced after tax earnings in the fourth quarter of 2004 compared to 2003 by about $300,000.

As was the case for the full year, the effect of the purchase accounting adjustments in pro forma earnings for the fourth quarter was very accretive.  On an operating income basis and without any adjustments for the one-time expenses noted above, fourth quarter pro forma operating income in 2004 was $1.4 million, or $0.06 per diluted share, compared to $2.4 million, or $0.11 per diluted share, in 2003.

I will conclude with a few observations regarding operating results in our five reporting segments, which are presented on a pre-tax basis in the tables attached to the press release.

Our worksite insurance segment has historically included life and health products marketed at the worksite to employees of small employers in the southeastern United States.  We also include products sold through Kanawha’s career agency force in this segment, along with miscellaneous other activities that will not be material to our business plan.  We reported a pre-tax loss of $0.7 million in this segment in the fourth quarter of 2004 compared to income of $0.6 million in the same period in 2003.  Lower investment income and higher claims contributed about equally to this $1.1 million pre-tax decline.  The higher claims arose from two disability worksite cases written in 2003 in which new enrollments have been discontinued and rate increases have been put in place.

Our senior market insurance segment includes long term products sold primarily to senior citizens.  Pre-tax operating income in the fourth quarter of 2004 was $1.0 million compared to $0.9 in the fourth quarter of 2003.  While new sales were down in 2004 compared to 2003, renewal premiums will continue to generate significant growth in invested assets and benefit reserves.

The third party administration segment provides insurance administration and claims processing services internally as well as to other insurance companies and large employers self-funding their employee health plans.  While fee income and earnings were down slightly in the fourth quarter, both revenues and earnings were up for the year, with earnings more than doubling.  Keep in mind that for segment reporting purposes, we include revenues and earnings for unaffiliated activities only.

The acquired business segment is composed of a number of closed blocks of business acquired over more than 10 years through reinsurance transactions.  It is in runoff, as no material transactions have been completed since 1999.  As a result, earnings from this block are in long-term decline.  A pre-tax loss of $1.7 million was reported in this segment in the fourth quarter of 2004, compared to a loss of $1.2 million in 2003.  Reduced investment income contributed to this decline, along with higher claims, particularly in one health insurance block.  The 251% benefit ratio in the fourth quarter of 2004 is indicative of aging in blocks of level premium policies, as well as the fact that about 70% of the acquired business is paid-up, as measured by reserves.

The corporate and other segment includes primarily investment income on capital and surplus, certain unallocated expenses, and all realized investment gains and losses.  A pre-tax operating loss of $0.2 million was reported in the fourth quarter of 2004, compared to operating income of $0.4 million in the fourth quarter of 2003.  Lower investment income contributed to this decline, as well as the one-time hiring expenses I mentioned earlier.

We have pro forma earnings by segment in the tables attached to the press release, but I will not comment on them on this call unless a question is raised in the Q&A session.

I will conclude with a report on our progress-to-date with Sarbanes-Oxley Section 404 compliance.  We put together a steering committee of financial, actuarial, information technology and operations leaders at Kanawha shortly after the IPO closed.  I engaged the firm of Jefferson-Wells in early January to help us with the initial assessment and documentation of all the financial and operational processes critical to financial reporting.  We now have a well-defined work plan which we have reviewed with our Board and the external auditors, and we are well underway.  We expect to have the documentation and remediation work done by early in the third quarter, and expect to be testing controls in connection with the third quarter close.  It is going to take a lot of our internal resources to get this completed, and it’s going to cost about twice what I thought originally.  But the important thing is we have a good process involving our best people, and we will be done on time for certification in our 2005 10-K.

Finally, let me say how pleased I have been with the quality and effort of the people we have at Kanawha.  It’s been a very exciting but challenging time for all of us during the first three months since the IPO.  I have been spending most of my time with the financial and actuarial staff, and I have been extremely impressed with the work they have produced and their effort.  The fact that we are able to get our first Form 10-K filed on time today and report to you now on our inaugural earnings conference call is quite a testament to them.

With that let me turn the call back to the conference call operator for the Q&A session.